January 4, 2011

Edumedia Software Solutions Corporation
Parkway Plaza
110 Roosevelt Blvd.
Marmora, New Jersey 08223

Re:           Proposed Transaction
Dear Sirs:

This letter agreement will confirm our understanding regarding a proposed transaction (the “Transaction”) involving the acquisition by Axiologix Education Corporation, a Nevada corporation (“Axiologix”) of all of the assets of Edumedia Software Solutions Corporation (“Edumedia”), a [New Jersey corporation], used or held for use in connection with its E*Pad software platform.

The terms of the Transaction are summarized in the outline attached hereto as Exhibit A (the “Term Sheet”). Axiologix and Edumedia will negotiate definitive agreement(s) for the Transaction (the “Definitive Agreements”) in good faith with the intention of consummating the Transaction promptly following satisfaction of the Transaction Conditions (as defined below). In order to facilitate due diligence by Axiologix and the negotiation of the Definitive Agreement(s), Edumedia and Axiologix hereby agree to the following terms:

1.           Due Diligence. Edumedia hereby agrees to make available to Axiologix all information as may be reasonably requested by Axiologix to advance Axiologix’s due diligence review of Edumedia and the negotiations contemplated by this letter agreement toward the execution and delivery of Definitive Agreement(s).  Without limiting the foregoing, Edumedia will permit, and will cause its partners, officers, key employees and advisors to permit, Axiologix and its representatives full and complete access on a confidential basis to Edumedia’s books and records, facilities, key personnel, vendors, clients and independent accountants in connection with their due diligence review of Edumedia and its affairs and operations.

2.           Exclusivity Period. From the date this letter agreement is accepted by Edumedia (the “Acceptance Date”) until the Termination Date (as defined below), without the prior written consent of Axiologix, Edumedia will not, and will cause its partners, officers, employees and other agents not to, directly or indirectly, solicit, facilitate, encourage, entertain, discuss, negotiate or accept or enter into any offer, inquiry or proposal from or any agreement with any party other than Axiologix concerning (i) a disposition of any interest in Edumedia or all or any substantial portion of the business or assets of  Edumedia, (ii) a license by Edumedia of any technology related to the business of Edumedia other than in the ordinary course, or (iii) a strategic alliance with any other entity involving Edumedia’s technology or otherwise related to the business of Edumedia, and Edumedia will not provide any confidential information to any party other than Axiologix concerning any such disposition, license or strategic alliance. Edumedia will promptly notify Axiologix in writing of any such offer, inquiry or proposal, the principal terms of the same and the identity of the party making the same.

3.           Conduct of Business.  From the Acceptance Date until the Termination Date, without the prior written consent of Axiologix, Edumedia will (i) conduct its business as currently conducted and not enter into any transaction or agreement or take any action to alter, expand or otherwise change the scope or operations of its business as currently conducted, and (ii) to use its best efforts to preserve and protect its properties and assets.

4.           Closing Conditions. The consummation of the Transaction is subject to the satisfaction of customary closing conditions, including (i) those set forth in the Term Sheet under the heading “Conditions to Closing” and (ii) that there shall have occurred no material adverse change in Edumedia’s business, assets, financial condition, operating results, client, vendor and employee relations, operations or business prospects as it relates to the E*Pad paltform (collectively, the “Transaction Conditions”).

Axiologix Education Corporation Confidential Page

5.           Termination.  This letter agreement will remain in full force and effect until the earliest to occur of: (a) execution of Definitive Agreements with respect to the Transaction, (b) the termination of this letter agreement by Axiologix, at any time, by delivery of written notice of termination to Edumedia, and (c) the termination of this letter agreement by Edumedia after January 31, 2011; provided that Edumedia shall not be entitled to terminate this letter agreement if the failure of any Transaction Condition shall be due to the action or failure to act of Edumedia (such earliest date to occur of clauses (a) –(c) referred to herein as the “Termination  Date”).  After the Termination Date, neither party will have any further obligations hereunder, except that paragraphs 6 and 8-11 will survive the Termination Date. Nothing contained in this paragraph shall relieve any party from liability for any breach of this letter agreement prior to the Termination Date.

6.           Disclosure.  Edumedia agrees that it will make no written or other disclosures or announcements regarding this letter agreement or the Transaction or the parties hereto to any person without the prior written consent of Axiologix (which may be withheld in its sole discretion).

7.           Specific Performance.   Edumedia acknowledges and agrees that, in addition to all other remedies available (at law or otherwise) to Axiologix, Axiologix shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this letter agreement.  Edumedia further acknowledges and agrees that Axiologix shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 7, and Edumedia waives any right it may have to require that Axiologix obtain, furnish or post any such bond or similar instrument.

8.           Entire Agreement.  This letter agreement constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all prior agreements, understandings, offers and negotiations (oral or written).  This letter agreement may be amended or modified only by a subsequent agreement in writing signed by each of the parties.

9.           No Brokers.  Each party represents and warrants to each other that it has incurred no liability for any brokerage fees, agents' fees, commissions or finders' fees in connection with this letter agreement or the consummation of the Transaction.  Each party will indemnify the other for any such fees for which it is responsible.

19.         Authority; Governing Law; Counterparts. The parties each represent and acknowledge that it has the power and authority to enter into this letter. This letter agreement shall be governed by and construed under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws. This letter agreement may be executed in counterparts.

11          No Third-Party Beneficiaries.  No person or entity other than the parties to this letter agreement, their successors and permitted assigns, is intended to be a beneficiary of this letter agreement.

Please indicate your acceptance of the terms of this letter (which terms are intended to be legally binding on the parties hereto as set forth herein) by signing below and returning by fax an executed copy of this letter to Axiologix no later than 5:00 p.m. Eastern time on January 4, 2011, via fax 609-939-0717 or email, Attention: John P. Daglis (returning an executed original by Federal Express delivery). Unless so executed and returned by such date, this letter shall be null and void.

AXIOLOGIX EDUCATION CORPORATION

By:
John P. Daglis, CEO

Agreed and acknowledged this 4th day of January, 2011.

EDUMEDIA SOFTWARE SOLUTIONS CORPORATION

By:
Chris Tyson, CEO

EXHIBIT A

TERM SHEET
Acquisition of

E*Pad Assets of

Edumedia Software Solutions Corporation

by Axiologix Education Corporation

Acquiror	Axiologix Education Corporation

Target	Edumedia Software Solutions Corporation

The Acquisition
Acquiror (or a subsidiary of Acquiror) will acquire all of the assets of Target used or held for use in connection with its E*Pad software platform (the “Acquired Assets”) in exchange for the Purchase Price (as defined below).

The Acquired Assets will include (without limitation):  all software related to E*Pad, all intellectual property rights, rights to the name “E*Pad”, customer list, sales pipeline, customer contracts, accounts receivable, employee hardware assets, infrastructure hardware, and Internet domain addresses related to E*Pad.

Acquiror will assume no liabilities of Target.

Purchase Price
The purchase price for the Acquisition (the “Purchase Price”) will equal:

•         10,000,000 restricted shares of Acquiror common stock; and
•         $120,000 in cash, payable by Acquiror on or before the first anniversary of the closing of the Acquisition.

The issuance of shares of Acquiror common stock in connection with the Acquisition will not be registered under the Securities Act of 1933 and Target understands that the shares will be restricted securities under the Securities Act.

Acquisition Agreement
The definitive documentation for the Acquisition, to be drafted by Acquiror’s counsel, will contain representations and warranties typical for such transactions, addressing, among other issues: (a) clear title to the Acquired Assets; (b) all authorizations and approvals for the Acquisition; (c) organization of the Acquiror and Target (d) Targets’ financial statements (for 2010 and 2011 through closing); (e) Contracts; (f) Liabilities; (g) Litigation and (h) Intellectual Property.  The Acquisition Agreement will also contain various covenants, rights of indemnity and other negotiated terms as are customary for transactions of this type.

Conditions to Closing
The closing of the Acquisition will be expressly subject to and conditioned upon the following:

(i)    Satisfactory Completion of Due Diligence.  Acquiror shall have completed its due diligence investigation and findings with respect to the Acquired Assets and Target to its sole satisfaction;

(ii)   Negotiation and Execution of the Acquisition Agreement.  Acquiror and Target shall have negotiated and executed the Acquisition Agreement described above and other related agreements, mutually acceptable to all parties reflecting our collective understanding of this proposed transaction; and

(iii)  Execution of Non-compete Agreement.  Target and each principal owner of Target shall have entered into a five-year non-compete agreement (in form and substance satisfactory to Acquiror) with Acquiror.

Transaction Expenses	Each party will be responsible for its own costs and expenses in connection with negotiating and completing the Acquisition.